Exhibit 3.2

Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “AZITRA INC”, FILED IN THIS OFFICE ON THE TWENTIETH DAY OF SEPTEMBER, A.D. 2022, AT 6:14 O`CLOCK P.M.

CERTIFICATE OF AMENDMENT
TO THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF
AZITRA INC

(Pursuant to Section 242 of the
General Corporation Law of the State of Delaware)

Azitra Inc, a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”), does hereby certify as follows.

1. The name of the corporation (hereinafter, the “Corporation”) is Azitra Inc.

2. The Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on September 9, 2020 (the “Certificate”).

3. The Board of Directors of the Corporation duly adopted resolutions proposing to amend certain provisions of the Certificate, declaring said amendment to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor.

4. The Article Fourth of the Certificate is hereby amended and restated in its entirety to read as follows:

“FOURTH: The total number of shares of shares that the Corporation is authorized to issue is (i) 1,950,000 shares of Common Stock, $0.01 par value per share (“Common Stock”) and (ii) 1,437,151 shares of Preferred Stock, $0.0001 par value per shares (“Preferred Stock”).”

5. Part B of the Article Fourth of the Certificate is hereby amended and restated in its entirety to read as follows:

“205,385 shares of the authorized and unissued Preferred Stock of the Corporation are hereby designated “Series A Preferred Stock” 380,657 shares of the authorized and unissued Preferred Stock of the Corporation are hereby designated “Series A-1 Preferred Stock,” and 851,108 shares of the authorized and unissued Preferred Stock of the Corporation are hereby designated “Series B Preferred Stock, with the following rights, preferences, powers, privileges and restrictions, qualifications and limitations. Unless otherwise indicated, references to “sections” or “subsections” in this Part B of this Article Fourth refer to sections and subsections of Part B of this Article Fourth.”

6. That the foregoing amendments were approved by the holders of the requisite number of shares of this corporation in accordance with Section 228 of the General Corporation Law.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, this Certificate of Amendment to the Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of this corporation as of September 16, 2022.

AZITRA INC

By:	/s/ Francisco D. Salva
Francisco D. Salva, President

[Signature Page to Certificate of Amendment]